                                 [MISONIX LOGO]

                             FOR IMMEDIATE RELEASE
                             ---------------------

       Misonix Contact:                            Investor Relations Contact:
       Richard Zaremba                             Jordan M. Darrow
       Chief Financial Officer                     Darrow Associates, Inc.
       631-694-9555                                631-367-1866
       invest@misonix.com                          jdarrow@optonline.net

  MISONIX REPORTS FIRST QUARTER RESULTS FOR THE PERIOD ENDED SEPTEMBER 30, 2006

FARMINGDALE, N.Y. -- NOVEMBER 14, 2006 -- Misonix, Inc. (NASDAQ: MSON), a
developer of ultrasonic medical device technology for the treatment of cancer and other chronic health conditions, today reported fiscal results for the three months ended September 30, 2006. Highlights of the first quarter of fiscal 2007 and other Company initiatives to date include:

o        First quarter 2007 revenues increase year-over-year and sequentially

o        Total operating expenses reduced by over 7% from year-ago quarter and over 13% from fourth quarter of fiscal 2006

o        Top line improvement and expense management drive significant reduction in net loss

o        Commercially launched the Ultrasonic Wound Care Systems/Sonic One with
         Medline

o        Established Distribution of the Sonablate(R) 500 ("SB500") using HIFU for prostate cancer in 10 countries throughout Europe

o        Increasing market share of fee-per-use sites and procedures

o        Continued 5 site clinical studies with SB500

o        Received 510(k) for Bone Shaver product for neurosurgery

o        Successful laparoscopic HIFU kidney cancer clinicals

o        Distributor selection process commenced for Osteotome "Bone Cutter"

o        Commercially launched new compliant Labcaire Endoscopic Disinfectant
         Unit, "ISIS"

Revenues for the three months ended September 30, 2006 were $9.6 million, a 6%
increase when compared to revenues of $9.1 million for the same period in fiscal
2006. The Company recorded a net loss for the first fiscal quarter 2007 of
($542,000) or ($.08) loss per fully diluted share, compared to a net loss of
($1.3) million or ($.19) loss per fully diluted share, for the same period in fiscal 2006. Medical device product revenues decreased 3% to $4.8 million and laboratory and scientific product revenues increased 16% to $4.8 million. The decrease in

medical device product revenues was attributable to a 12% reduction in diagnostic medical device revenues, partially offset by the increase in therapeutic medical device revenues, primarily the result of increased fee-per-use revenues from Sonablate 500 procedures in Europe. The increase in laboratory and scientific product revenues was primarily due to additional product sales of the Labcaire Guardian endoscopic disinfectant systems and service revenue.

The backlog of unfilled orders as of September 30, 2006 was $8.2 million, including medical device product backlog of $5.6 million and laboratory and scientific product backlog of $2.6 million.

Commenting on the Company's financial results and recent developments, Michael
A. McManus Jr., President and Chief Executive Officer, said, "The improved performance for Misonix in the first quarter of fiscal 2007 reflects our solid execution on several fronts. Among our achievements in the quarter was the return of top line growth. With the first sales by Medline of our new Ultrasonic
Wound Care System we are very encouraged and view this product as just one new medical device that we will launch in fiscal 2007. As our new products receive industry recognition supporting the many benefits of ultrasound technology and the exceptional development and manufacturing capabilities of Misonix, we look for continued contribution to our base of revenues with continued traction in very large and important healthcare markets. In the U.S alone there are more than 4.5 million annual cases of hospitalization because of chronic wounds.

"While increasing our revenues in the first quarter, concerted efforts were made to contain costs and maximize our cash flow. To this end, we are pleased to have increased our gross profit margin by over 14% from the prior year period and by
30% from the fourth quarter of fiscal 2006. Meanwhile, we reduced our total operating expenses by over 7% from the year-ago quarter and by over 13% as compared to the fourth quarter of fiscal 2006. The higher revenues and improved margin along with careful management of our spending enabled the Company to reduce the quarterly operating loss by 50% as compared to the first quarter 2006 and sequentially by 65%.

"Cash management and expense controls will remain an integral component of our plan. However, the overall progress achieved in the first quarter reflects the execution of our five-pronged strategy for fiscal 2007. We made considerable progress year to date in executing this strategy. The five elements of the strategy include: 1) Continued progress in marketing the SB500 for high intensity focused ultrasound ("HIFU") treatment of prostate cancer in Europe; 2)
Completion of clinicals and other regulatory/development efforts that leverage our HIFU technology for the treatment of kidney cancer; 3) Supporting Medline and related initiatives in the marketing and sales of the SonicOne medical device; 4) Completion of clinicals and selection of a distributor for the launch of our Bone Cutter medical device; and 5) Introduction of the Bone Shaver.

"On the SB500 for HIFU treatment of prostate cancer, we continue to make significant progress. At the end of the quarter, we had distributors in place in
10 countries. We now have 49 sites, 17 certified physicians, 32 physicians in training and approximately 320 patients treated in the first nine months of calendar 2006 as compared to 269 for the entire year in 2005. Importantly, we are moving closer to completing a five site clinical trial in Europe for which the results to date have been encouraging and show a favorable comparison to other HIFU procedures in terms of higher success rates in the treatment of cancer and the reduction in PSA levels. Patient outcomes at all of our trial sites using the SB500 show lower incidences of impotence and incontinence than other HIFU treatments. This fiscal year we expect to sign new distributors and to increase the number of units sold and patients treated on our fee-per-use model. The message is loud and clear that after only 2 years we are gaining momentum in the medical community as the HIFU product of choice for prostate cancer treatment. Although later to market, we believe the SB500 is making up market share using visually directed HIFU as compared to an estimated energy exposure, an algorithm based approach. The SB500 does not require an invasive procedure to reduce the size of the prostate prior to treatment.

"Focus Surgery continues to make progress on the clinical program required for
FDA approval for the use of HIFU for the treatment of prostate cancer in the
U.S. Necessary financial support is being provided by USHIFU which also continues to grow market share. Together with Focus Surgery, we will be making progress in the U.S. on both prostate and kidney cancer.

"By leveraging our HIFU technology, we had previously announced our intent to develop a product for the treatment of kidney cancer. An initial 510(k)
clearance from the U.S. Food and Drug Administration was received for laparoscopic HIFU using our newly developed medical device, the Sonatherm 600.
We have now completed a variety of clinicals on the kidney both in the U.S. and internationally and will use this data along with product modifications for the submission of an addendum to our 510(k) that will allow us to market the product specifically for treatment of kidney cancer. Kidney cancer is a global market of approximately $100 million, with the majority of this market residing outside of the U.S. We remind you we are the only Company in the world that has a product using minimally invasive HIFU for kidney cancer. We expect to begin work on the treatment of live cancer in the near future. It is important to note that we are not just a one product company.

"Another exciting new entrant for Misonix is the SonicOne Ultrasonic Wound Care
System. The SonicOne establishes a new standard in chronic wound care and ensures the best healing trajectory possible, which assists in minimizing health care costs. As previously announced, we entered into a U.S. distribution agreement with Medline. Medline has commenced sales of the product and also is very active in marketing initiatives intended to accelerate market adoption of this unique device. They are supporting the product through advertising in trade publications as well as in conference appearances. Targeting the $3 billion wound care market with the near epidemic concerns of diabetes as a catalyst,
Medline is proving to be an excellent partner. Studies

have also shown that the use of ultrasonic debridement provides an additional benefit of bioburden eradication to promote faster healing of tissue.

"Among other products in our diverse pipeline, our new OsteoSculpt bone shaver, which will be used to accelerate sales of our neuroaspirator, has recently received 510(k) clearance from the U.S. Food and Drug Administration. The bone shaver is a consumable product that can only be used once per treatment, therefore delivering a recurring revenue stream. We expect to launch this product domestically through our current distributor Aesculap in the first quarter of calendar 2007. The ultrasonic Osteotome or "bone cutter" has been used successfully in a variety of clinicals and is expected to be launched following the selection of a distributor in the middle of calendar 2007. This product will be introduced into the estimated $100 million global laminectomy market. There are more than 240,000 cases of laminectomies in the U.S. each year.

"Delivering on the five-pronged strategy for fiscal 2007 will firmly position
Misonix with the most powerful ultrasonic medical device platform in the world.
Our current strategy is intended to place Misonix on a trajectory for years of revenue growth due to the large market sizes and importance of the many products in our medical device pipeline. With the substantial investments in research and development for many of these products and higher than normal spending to create a supportive sales and marketing infrastructure of the past few years, we are very encouraged by our progress in the first quarter and the opportunities ahead of the Company for the balance of fiscal 2007 and beyond.

"Your Company has the largest platform of ultrasonic medical devices that I am aware of and each of them has substantial near term potential. We expect 100%
growth in the number of fee-per-use procedures using the SB500 for prostate cancer. Together with Focus Surgery we will move forward to complete clinicals in the U.S. for FDA approval for the treatment of prostate cancer. While these accomplishments are substantial, we will also compete and begin to see products using ultrasound in very large markets for wound care, bone shaving, bone cutting and HIFU for kidney and liver cancer. All of these products will be sold by Misonix throughout the world."

As previously announced, the Company has scheduled a conference call and web cast to discuss its first quarter fiscal year 2007 financial results today,
November 14, 2006, at 4:30 PM Eastern time. The conference call will be broadcast live on the Internet via the Investor Relations section of the
Company's Web site at www.misonix.com. Alternatively, participants may join the conference call by dialing 866-202-0886 (domestic) or 617-213-8841
(international) and entering the reservation code 75645092. Participants should use these access methods about 10 minutes prior to the start time.

For those unable to attend the live broadcasts, replays will be available beginning approximately one hour after the events. Replay information will be posted on the Misonix Web site following the conclusion of the live broadcasts.
There is no charge for participants to access the live broadcasts or replays.

About Misonix:

Misonix, Inc. (NASDAQ: MSON) designs, develops, manufactures, and markets medical, scientific, and industrial ultrasonic equipment, laboratory safety equipment, and air pollution control products. Misonix's ultrasonic platform is the basis for several innovative medical technologies. Misonix has a minority equity position in Focus Surgery, Inc. which uses high intensity focused ultrasound technology to destroy deep-seated cancerous tissues without affecting surrounding healthy tissue. Addressing a combined market estimated to be in excess of $3 billion annually, Misonix's proprietary ultrasonic medical devices are used for wound debridement, cosmetic surgery, neurosurgery, laparoscopic surgery, and other surgical and medical applications. Additional information is available on the Company's Web site at www.misonix.com.

                                      # # #

With the exception of historical information contained in this press release, content herein may contain "forward looking statements" that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of
1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Investors are cautioned that forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include general economic conditions, delays and risks associated with the performance of contracts, uncertainties as a result of research and development, potential acquisitions, consumer and industry acceptance, litigation and/or court proceedings, including the timing and monetary requirements of such activities, regulatory risks including approval of pending and/or contemplated
510(k) filings, the ability to achieve and maintain profitability in the
Company's business lines, and other factors discussed in the Company's Annual
Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and Current
Reports on Form 8-K.
                                      * * *
                               (tables to follow)

                                MISONIX, INC. AND SUBSIDIARIES
                             Consolidated Statements of Operations
                                           Unaudited

                                                                  Three Months Ended
                                                                      September 30,
                                                                 2006               2005
                                                           ================== ==================

Net sales                                                         $9,642,878         $9,111,572

Cost of goods sold                                                 5,711,012          5,675,041
                                                           -------------------------------------

Gross profit                                                       3,931,866          3,436,531

Selling expenses                                                   1,597,239          1,561,634
General and administrative expenses                                2,404,283          2,734,862
Research and development expenses                                    820,217            916,740
                                                           -------------------------------------

Total operating expenses                                           4,821,739          5,213,236
                                                           -------------------------------------

Loss from operations                                               (889,873)        (1,776,705)

Total other income                                                   133,658            174,859
                                                           -------------------------------------

Loss before minority interest and
income taxes                                                       (756,215)        (1,601,846)

Minority interest in net income of
consolidated subsidiaries                                             31,339             16,339
                                                           -------------------------------------

Loss before income taxes                                           (787,554)        (1,618,185)

Income tax benefit                                                 (245,138)          (312,822)
                                                           -------------------------------------

Net loss                                                          ($542,416)       ($1,305,363)
                                                           =====================================

Net loss per share-basic                                             ($0.08)            ($0.19)
                                                           =====================================

Net loss per share-diluted                                           ($0.08)            ($0.19)
                                                           =====================================

Weighted average common shares-basic                               6,900,369          6,832,622
                                                           =====================================

Weighted average common shares-diluted                             6,900,369          6,832,622
                                                           =====================================

                                                 MISONIX, INC. AND SUBSIDIARIES
                                                   CONSOLIDATED BALANCE SHEETS

                                                                                              UNAUDITED               AUDITED
                                                                                         SEPTEMBER 30, 2006       JUNE 30, 2006
                                                                                         --------------------    -----------------

ASSETS
------
Current Assets:
  Cash                                                                                            $1,936,652             $675,400
  Accounts receivable, net of allowance
       for doubtful accounts of $295,803 and
       $256,309, respectively                                                                      6,738,414            6,530,598
  Inventories                                                                                     11,315,340           11,307,226
  Income tax receivable                                                                              831,289              786,654
  Deferred income taxes                                                                            1,419,949            1,419,949
  Prepaid expenses and other current assets                                                          914,874            1,070,903
                                                                                         --------------------    -----------------
Total current assets                                                                              23,156,518           21,790,730

Property, plant and equipment, net                                                                 6,458,392            6,495,854
Deferred income taxes                                                                              1,298,122            1,039,824
Goodwill                                                                                           4,673,713            4,673,713
Other assets                                                                                         498,458              512,444
                                                                                         --------------------    -----------------
Total assets                                                                                     $36,085,203          $34,512,565
                                                                                         ====================    =================

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
Current liabilities:
  Revolving credit facilities and note payable                                                    $3,492,628           $1,572,042
  Accounts payable                                                                                 4,533,164            4,784,102
  Accrued expenses and other current liabilities                                                   3,214,007            2,963,762
  Current maturities of long-term debt and capital lease obligations                                 354,946                    -
  Foreign income tax payable                                                                          61,730              367,823
                                                                                         --------------------    -----------------
Total current liabilities                                                                         11,656,475            9,687,729

Long-term debt and capital lease obligations                                                       1,123,972            1,145,279
Deferred income taxes                                                                                282,455              282,455
Deferred income                                                                                      376,575              422,634
Deferred lease liability                                                                             373,762              378,031
                                                                                         --------------------    -----------------
Total liabilities                                                                                 13,813,239           11,916,128

Commitments and contingencies

Minority interest                                                                                    373,997              341,631

Stockholders' equity:
  Capital stock, $0.01 par - shares authorized 10,000,000; 6,978,169
  issued and 6,900,369 outstanding                                                                    69,782               69,782
  Additional paid-in capital                                                                      24,598,621           24,548,536
  Accumulated deficit                                                                             (2,700,687)          (2,158,271)
  Accumulated other comprehensive income                                                             342,675              207,183
  Treasury stock, 77,800 shares                                                                     (412,424)            (412,424)
                                                                                         --------------------    -----------------
Total stockholders' equity                                                                        21,897,967           22,254,806
                                                                                         --------------------    -----------------

Total liabilities and stockholders' equity                                                       $36,085,203          $34,512,565
                                                                                         ====================    =================